                                                                    EXHIBIT 99.2


                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                            Chapter 11

CORAM HEALTHCARE CORP. and        Case No. 00-3299 (MFW)
CORAM, INC.,                      (Jointly Administered)

                  Debtors.        DOCKET REFERENCE NO. 3869
                                  HEARING DATE: JULY 19, 2004 @ 2:00 PM
                                  RESPONSE DEADLINE: JULY 12, 2004



--------------------------------------------------------------------------------
                        RESPONSE OF CHAPTER 11 TRUSTEE TO
                 NOTICE OF SUBMISSION OF FFF ENTERPRISES, INC.'S
               "LETTER OF INTENT" TO PURCHASE ASSETS OF THE ESTATE
                      AND REQUEST FOR CONSIDERATION THEREOF
--------------------------------------------------------------------------------


         Arlin M. Adams, the Chapter 11 Trustee (the "Trustee") of the bankruptcy estates of Coram Healthcare Corp. ("CHC") and Coram, Inc. ("CI" and together with CHC, collectively referred to as the "Debtors"), by and through his undersigned counsel, hereby files this Response to the Notice of Submission of FFF Enterprises, Inc.'s ("FFF") "Letter of Intent" To Purchase Assets of The Estate and Request For Consideration Thereof (the "Notice"). In response to the relief requested in the Notice, the Trustee states as follows:

         1. In December, 2002 the Official Committee of Equity Security Holders of CHC ("Equity") filed a Plan of Reorganization which has been amended several times. Presently before the Court is the Equity Committee's proposed Third Amended Plan of Reorganization ("Equity Plan").

         2. On May 2, 2003, the Trustee filed his Joint Plan of Reorganization which has since been amended several times (as amended, the "Trustee's Plan").

         3. The Disclosure Statements on the Trustee's Plan and the Equity Plan were approved by the Court and distributed to all creditors and parties in interest in the summer of 2003.

         4. The confirmation hearings on the contested Plans began in September 2003 and concluded on April 20, 2004.

         5. FFF was a pre-petition, and has been a post-petition, vendor of the Debtors and was named as a defendant in a preference action filed by the Trustee (see Footnote #1 to Notice). As such, FFF has been aware of, and has had available to it, the pleadings and transcripts of proceedings in the Debtors' bankruptcy cases for almost four years.

         6. In response to FFF's recent expressions of interest, including FFF's counsel's letters of interest dated April 2, 2004 and April 15, 2004 (Exhibit B to the Notice), counsel for the Trustee provided counsel to FFF with the confirmation valuation reports of Ewing Bemiss & Company and SSG Capital Advisors, L.P. (confirmation hearing Exhibit Trustee-11) and Deloitte & Touche (confirmation hearing Exhibit EC-51) introduced into evidence at the confirmation hearings, and directed counsel for FFF to the substantial valuation testimony which was part of the confirmation hearings, the numerous other exhibits bearing on financial issues, and the Debtors' annual Form 10-K filed with the SEC. A copy of counsel for the Trustee's letter to counsel for FFF dated May 11, 2004 is attached hereto as Exhibit "A" and incorporated by reference, together with the confirmation hearing exhibits referred to therein (Trustee-11 and EC-51).

         7. Notwithstanding that the confirmation hearings on the competing Plans had concluded and that these bankruptcy proceedings are hopefully nearing their completion, the Trustee nevertheless indicated that if FFF was, as represented in counsel's letter of April 15,

2004, seriously "interested in 'presenting an attractive bid for the Coram assets' approaching the higher end of the valuations" counsel for the Trustee should be advised, so the Trustee could consider it.

         8. The non-binding June 10, 2004 Letter of Intent ("LOI") submitted by FFF (Exhibit B to the Notice) did not approach the higher end of the valuations presented at the confirmation hearings and was an expression of interest at an amount well below the EB/SSG valuation, and well below expressions of interest the Trustee had received prior to the confirmation hearings.

         9. By its terms, the LOI stated that it required "a response to this letter no later than Thursday, June 17, 2004" and, since he did not respond affirmatively within that time frame, the Trustee did not believe a "formal response" to the LOI was necessary. Further, counsel for the Trustee when advising the Court on June 24, 2004 of the LOI, in accordance with a request by counsel for FFF, while not disclosing the terms of the LOI, did indicate on the record that the expression of interest contained in the LOI was not acceptable to the Trustee.

         10. Informally, counsel for the Trustee has indicated to counsel for FFF that the Trustee does not believe that the LOI is "well within the range of valuation submitted by the Trustee in connection with the recent Plan confirmation hearings," let alone approaching the results for all constituencies that would be produced by confirmation of the Trustee's Plan. This is because the LOI: (a) appears on its face to be contemplating a purchase of all of the assets of Coram, including Coram's approximately $40 million in cash, which cash was not included in the valuation performed by EB/SSG, inter alia because it will be used to pay costs of administration and unsecured creditors and leave $10 million of working capital in the reorganized company; (b) based on the structure of the offer, does not contemplate payment of

Coram's regular course of business post-petition payables (which fluctuate but generally are between approximately $24 million and $28 million) while receiving all of Coram's regular course of business post-petition accounts receivable, and
(c) does not provide for payment by the buyer of the remaining amounts due to the I.R.S. (approximately $16 million).

         11. The LOI therefore appears to contemplate a possible asset purchase that would be the equivalent of a stock purchase for an amount less than $160 million. Such an offer would be significantly lower than expressions of interest that the Trustee had previously received for Coram and thus, in his business judgment, was neither acceptable nor worth pursuing at this late date in the plan confirmation process.

         12. The offer contemplated by the LOI would, if consummated, produce no immediate cash dividend, and possibly no return whatsoever, for CHC's equity holders and is considerably less favorable than the Trustee's Plan being considered for confirmation.

         13. If the sale proposed in the LOI were consummated, and the Noteholders did not waive the balance of their claims as part of the Trustee's Plan, any cash proceeds from the purchase by FFF over and above the amounts necessary to pay administrative expenses, unsecured creditors, and the I.R.S., would be paid to the Noteholders on the balance remaining due on their notes, and toward the amounts due on their preferred stock liquidation. They would still have a shortfall, which would be over $100 million and possibly over $180 million (depending on how their claim to post-petition interest and dividends on the preferred shares is determined by the Court ), which sums would have priority over the common shareholders from any recovery on any of the proposed litigation claims. In addition, the Noteholders' $56 million settlement of the Trustee's claims against them would not be available.

         14. For all of the above reasons, the Trustee did not believe that FFF's LOI presented a "viable, attractive alternative" to the Trustee's Plan and so advised counsel for FFF, who was also advised that the Trustee valued the settlement in his Plan with the Noteholders such that a competing offer at this late date would have to be in an amount in excess of $300 million to be worth exploring.(1)

         15. The Trustee has already considered the FFF LOI and appropriately declined to agree to same, including for all of the reasons set forth above. There is no basis for the Court to grant any relief on the Notice. FFF will continue to be a vendor, which relationship Coram and the Trustee value.

         WHEREFORE, the Trustee respectfully requests that the Court (i) deny the relief requested in the Notice, and (ii) grant such other and further relief as this Court deems just and proper under the circumstances.

                                       WEIR & PARTNERS LLP

Dated: July 12, 2004                   /s/  Kenneth E. Aaron, Esquire
                                       ----------------------------------
                                       Kenneth E. Aaron (#4043)
                                       Weir & Partners LLP
                                       824 Market Street, Suite 1001
                                       P.O. Box 708
                                       Wilmington, DE  19899
                                       Telephone:  (302) 652-8181
                                       Facsimile:  (302) 652-8909

                                             and

                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]


----------
(1) The Trustee does not believe it appropriate, unless requested by the Court, to review all of the valuation testimony presented at the confirmation hearings, but refers the Court to the Chapter 11 Trustee's Post-Confirmation Hearing Brief and Reply Brief regarding same.

                                            SCHNADER HARRISON, SEGAL & LEWIS LLP

                                                  Barry E. Bressler
                                                  Richard A. Barkasy
                                                  Michael J. Barrie
                                                  1600 Market Street, Suite 3600
                                                  Philadelphia, PA  19103-7286
                                                  Telephone:  (215) 751-2000
                                                  Facsimile:  (215)-751-2205


                                                  Co-Counsel for Arlin M. Adams,
                                                          the Chapter 11 Trustee

                                   EXHIBIT A

Schnader                      |   1600 MARKET STREET  SUITE 3600
  ATTORNEYS AT LAW            |   PHILADELPHIA, PA 19103-7213
                              |   215.751.2000  FAX 215.751.2205 schnader.com



                                  May 11, 2004

BARRY E. BRESSLER
Direct Dial 215-751-2050
Direct Fax 215-751-2205
E-mail: bbressler@schnader.com


VIA UPS 2nd Day Air

Michael F. Sitzer, Esquire
Rutan & Tucker, LLP
611 Anton Blvd., 14th Floor
Costa Mesa, CA  92626-1931


         Re: In re Coram Healthcare Corp. & Coram, Inc., Debtors, U.S. Bankruptcy Court, District of Delaware, Case Number 00-3299 (MFW)


Dear Mr. Sitzer:

         In accordance with our telephone conversations, we understand you represent FFF Enterprises, Inc. a supplier to the Debtors in the above-captioned case. You have advised of your client's interest in the Debtor, but confirmed your understanding that the confirmation hearings on the two competing Plans of Reorganization of the Chapter 11 Trustee and Official Committee of Equity Security Holders have concluded. We are in the post-confirmation hearing briefing period, which is scheduled to conclude in a month, at which time the Plans will be before the Bankruptcy Court for confirmation.

         In the meantime, pursuant to your request, please find enclosed copies of the following:

         o Coram Confirmation Valuation Analysis as of June 30, 2003 prepared by Ewing Bemiss and Company and SSG Capital Advisors, L.P. (Confirmation Hearing Exhibit Trustee 11).

         o Coram Healthcare Corporation Valuation Analysis as of August 29, 2003 prepared by Deloitte & Touche on behalf of the Official Committee of Equity Security Holders. (Confirmation Hearing Exhibit EC-51).

As we discussed, there was substantial valuation testimony as part of the confirmation hearing and numerous other exhibits bearing on financial issues, which I commend to you and your client.

                                                                     EXHIBIT "A"

                      Schnader Harrison Segal & Lewis LLP
      NEW YORK, NY   PHILADELPHIA, PA   PITTSBURGH, PA   SAN FRANCISCO, CA
       WASHINGTON, DC   CANONSBURG, PA   CHERRY HILL, NJ   HARRISBURG, PA

Schnader
  ATTORNEYS AT LAW


      Michael F. Sitzer, Esq.
      May 11, 2004
      Page 2


                  I also note that since our last discussion and your last correspondence, Coram has filed its annual 10-K with extensive financial information attached. I assume your client and its advisors are in the process of reviewing same.

                  If after review of all this material, your client is interested in "presenting an attractive bid for the Coram assets" approaching the higher end of the valuations, I trust you will so advise me. In that case, we can discuss a confidentiality agreement and your further proposed due diligence.

                  You understand that, given the current status of the case, either of the current Plans before the Court could be confirmed at any time after June 11, 2004.

                                                           Yours very truly,

                                                           /s/ Barry E. Bressler
                                                           ---------------------
                                                            BARRY E. BRESSLER

         BEB/sh
         Enclosure


                      Schnader Harrison Segal & Lewis LLP